UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2009

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant's telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On December 14, 2009, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the closing of the acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.     Other Events

Acquisition of the Sovran Portfolio

On December 11, 2009, the Registrant, through two wholly-owned subsidiaries of the Registrant's operating partnership, closed on the purchase of two self storage facilities located in Pittsburgh, Pennsylvania and West Mifflin, Pennsylvania, respectively (together, the "Sovran Portfolio"). The Registrant purchased the Sovran Portfolio from Sovran Acquisition Limited Partnership, an unaffiliated third party, for an all-cash purchase price of $5.7 million plus closing costs and acquisition fees. The Registrant paid its advisor $142,500 in acquisition fees in connection with this acquisition.

The Pittsburgh, Pennsylvania property is an approximately 470-unit self storage facility that sits on approximately 3.5 acres and contains approximately 55,200 rentable square feet of self storage space, located at 15 Landings Drive, Pittsburgh, Pennsylvania, approximately 14 miles northwest of downtown Pittsburgh. It was constructed in 1990.

The West Mifflin, Pennsylvania property is an approximately 820-unit self storage facility that sits on approximately 5.7 acres and contains approximately 100,000 rentable square feet of self storage space, located at 2016 Lebanon Road, West Mifflin, Pennsylvania, approximately seven miles south of downtown Pittsburgh. It was constructed in 1983.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release Announcing the Acquisition of the Sovran Portfolio.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.
Date: December 14, 2009	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer